Exhibit (c) (2)

HIGHLY CONFIDENTIAL PRESENTATION TO THE SPECIAL COMMITTEE 30 JANUARY 2013 CONFIDENTIAL Project Titan

HIGHLY CONFIDENTIAL The information herein has been prepared by Lazard based upon information supplied by the Special Committee of the Board of Directors of CreXus Investment Corp . (the “Committee”) and Fixed Income Discount Advisory Corporation (“ FIDAC”) on behalf of CreXus Investment Corp . (“CreXus” or the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the Committee and FIDAC on behalf of the Company with respect to the anticipated future performance of the Company . We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any other entity, or concerning solvency or fair value of the Company or any other entity . With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company . We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based . The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise . These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure . Lazard is acting as investment banker to the Committee, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice . Disclaimer CONFIDENTIAL

HIGHLY CONFIDENTIAL Table of Contents CONFIDENTIAL I TRANSACTION OVERVIEW 1 II CREXUS PUBLIC MARKET HISTORY 7 III CREXUS FINANCIAL ANALYSIS 12 APPENDIX

HIGHLY CONFIDENTIAL I Transaction Overview

HIGHLY CONFIDENTIAL

CREXUS | I TRANSACTION OVERVIEW

Transaction Summary

		DESCRIPTION
CONSIDERATION	Purchase Price	■ $13.00 per share in cash implying an approximate transaction value of $996 million
	Dividends	■ CreXus is allowed to continue to pay regular dividends without any price adjustments ■ Tender offer price per share will also be increased by an amount equal to a pro-rated dividend through the end of the tender offer period
ACQUISITION STRUCTURE	Tender Offer	■ Conditioned on receiving 51% of shares not already owned by Annaly (at least 44.7% of outstanding shares) ■ If achieve >90% ownership, transaction is completed through a short form merger without a shareholder vote
	% Increase Option	■ If achieve 51-90% ownership, Annaly can elect to exercise a Percentage Increase Option requiring CreXus to issue Annaly shares at the tender offer price to reach 90% ownership on a diluted basis
	Merger	■ If achieve 51-90% ownership and Percentage Increase Option is not exercised, long-form second step merger will require a CreXus shareholder vote; Annaly will be obligated to vote its CreXus shares for the merger
GO-SHOP PROVISION	Length	■ 45-day active solicitation period ■ Tender offer does not commence until end of go-shop period ■ May continue discussions after go-shop period with parties who made acquisition proposals during the go-shop period, or who made unsolicited acquisition proposals after the go-shop period, in either case that may, in good faith, be reasonably likely to result in a Superior Proposal
	Topping Rights	■ Annaly has one contractual right to top a Superior Proposal subject to a $0.10 per share minimum overbid amount; for subsequent proposals Annaly has no right to match or top, but CreXus must provide two business days advance notice before accepting a Superior Proposal and discuss any Annaly-proposed improvements
	Superior Proposals	■ Definition of Superior Proposal is an acquisition proposal involving at least 75% of the Company's stock or assets, which the Special Committee believes is reasonably likely to be consummated and would result in a transaction the Special Committee believes is more favorable to stockholders, including in regard to any financial, diligence or other contingencies
	Notice Provisions	■ After the end of the go-shop period, must provide Annaly notice within one business day of receipt of any Superior Proposal ■ Notice must include the identity of the buyer and a summary of any material terms

Source: Latest draft Plan and Agreement of Merger dated 1/29/2013.

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HIGHLY CONFIDENTIAL

CREXUS

I TRANSACTION OVERVIEW

Transaction Summary (cont'd)

		DESCRIPTION
TERMINATION	Breakup Fee	■ $15 million (1.5% of equity) if terminated during or until 10 business days after the end of the go-shop period to accept a Superior Proposal received from a party that delivered a written acquisition proposal during the go-shop ■ $25 million (2.5% of equity) if terminated thereafter ■ Credited against any termination fee payable to FIDAC under the management agreement over the next year ■ Breakup fee must be paid promptly with termination and as a condition to termination
	Expense Reimbursements	■ Up to $5 million (0.5% of equity) for documented expenses ■ Credited against any termination fee payable to FIDAC under the management agreement over the next year
	Notice Period	■ Must initially provide three business days advance notice of the Company's intent to accept a Superior Proposal and, if Annaly elects to top, two business days advance notice of subsequent Superior Proposals
CONDITIONS, REPS & WARRANTIES	Conditions	■ Customary tender conditions with bring-down of reps subject to MAE, no MAC, material compliance with covenants, no injunction, and minimum 51% tender ■ Second step merger conditions limited to injunctions and stockholder approval (if applicable)
	Material Adverse Effect	■ On consolidated financial condition or operations of the Company taken as a whole in any fiscal year ■ Excluding impacts from changes in: the US economy, borrowing/financing costs, US interest rates, CreXus' industry and laws or political conditions (including war and terrorism), unless CreXus is disproportionately adversely affected
FIDAC CHANGES	Customary Covenants	■ Includes running business in ordinary course, not settling litigation in a manner that restricts CreXus' ability to operate its business, having no employees and complying with securities laws and NYSE rules
MANAGEMENT AGREEMENT	Imputed Knowledge	■ Includes anti-sandbagging provision by capturing FIDAC as a knowledge party when determining Annaly's ability to terminate due to a breach of reps and warranties or to claim failure of a condition to the tender offer
	Notice Provision and Manager Obligations	■ Shortens notice provision for termination from 180 days (July 4, 2013) to 60 days notice at any time during the first six months following the acquisition by a third party of a majority of the Company's stock or assets ■ Confirms FIDAC's obligation to fully cooperate and facilitate the go-shop process

Source: Latest draft Plan and Agreement of Merger dated 1/29/2013.

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HIGHLY CONFIDENTIAL Corporate Profile: Annaly Capital Management, Inc. (NYSE: NLY) ($ in millions except per share amounts) I TRANSACTION OVERVIEW 3 U.S. Treasuries 1.6% Borrowed Securities 1.2% Agency MBS 94.9% Agency Debentures 2.1% Investments in Affiliates 0.2% Source: Company filings, FactSet and SNL. (a) Excludes unrealized gains/(losses) on interest rate swaps. STOCK PRICE PERFORMANCE FINANCIAL SUMMARY INVESTMENT PORTFOLIO SUMMARY Total: $136,603mm 10.00 12.00 14.00 16.00 18.00 $20.00 Jan-12 Apr-12 Jun-12 Aug-12 Nov-12 Jan-13 $14.85 (a) ASSET TYPE VALUE U.S. Treasuries $2,242 Borrowed Sec.'s 1,603 Agency MBS 129,598 Agency Deb.'s 2,936 Inv. in Affiliates 225 Total $136,603 2011 2012 2013 '11-'13E CY11A CY12E CY13E CAGR/Avg. Total Revenue $2,403 $1,810 $1,761 (14.4%)% Growth (24.7%) (2.7%) (13.7%) EBITDA $1,210 $1,484 $1,243 1.4% % Margin -- 22.7% (16.3%) 3.2% EPS $2.15(a) $1.70 $1.49 (16.7%) VALUATION SUMMARY Share Price (1/25/13) $14.85 Multiples: 3Q'12 Equity Value $14,478 P/BV 0.90x Less: Cash 3,670 Div. Yield 12.1% Plus: Debt & MI 104,227 Enterprise Value $115,035

HIGHLY CONFIDENTIAL Summary of Transaction Background • On 11/12/2012 Annaly issued a press release and filed an amended Schedule 13D announcing its 11/9/2012 proposal to acquire all of the shares of CreXus that it did not already own (~87.6% of outstanding shares) for $12.50 per share in cash • The following day the CreXus Board of Directors announced that on 11/10/2012 it had formed a Special Committee consisting of its three independent Directors to evaluate Annaly’s proposal • On 11/27/2012 the Special Committee engaged Lazard as independent financial advisor and on 11/29/2012 this engagement along with the retention of Goodwin Procter as the Special Committee’s independent legal counsel was publicly announced • To allow the Committee and its advisors to undertake a detailed review of the Company independent of Annaly, an information sharing protocol involving the Special Committee, Annaly and FIDAC was established on 12/12/2012 • Simultaneously the Committee retained a third-party to provide an electronic datasite where diligence information related to CreXus could be maintained under the full control of the Committee and its advisors • Upon a review of CreXus’ charter, the Committee sought to restrict Annaly’s ability to increase its ownership position from 12.4% up to as much as 35%, as permitted under the terms of an ownership waiver granted immediately prior to CreXus’ IPO • After a period of negotiation to amend the ownership waiver, on 1/2/2013 Annaly instead agreed to enter into a share purchase standstill agreement with CreXus , prohibiting an increase above the current 12.4% ownership for as long as the Special Committee is active (but at least through May 30, 2013) • Similarly, after reviewing its external management agreement, the Committee sought greater oversight over FIDAC as it related to new investments or material decisions regarding the Company’s existing loan portfolio • On 12/17/2012 Goodwin sent a letter, on behalf of CreXus and at the direction of the Special Committee, to FIDAC’s counsel advising FIDAC that the Committee would thenceforth require approval for any new investments and separately that the Committee had established pipeline review and approval protocols with FIDAC employees dedicated to CreXus • After preliminary diligence work, on 12/20/2012 Lazard reviewed CreXus ’ portfolio of assets in detail with the Committee I TRANSACTION OVERVIEW 4

HIGHLY CONFIDENTIAL Summary of Transaction Background (cont’d) • To provide a baseline upon which the Committee and Lazard could evaluate the Company, the Committee instructed FIDAC employees dedicated to serving CreXus to develop a business plan and three-year financial projections, which were presented to the Committee on 1/3/2013 and 1/4/2013 • On 1/9/2013 Lazard reviewed a preliminary analysis of CreXus, its business plan and Annaly’s initial offer with the Committee • On 1/11/2013 Lazard and Goodwin reviewed potential strategic alternatives with the Committee, including a direct negotiation with Annaly as well as marketed sale processes and the key benefits, risks, considerations and potential process for pursuing each strategy • Following this meeting, the Committee authorized Lazard and Goodwin to engaged in initial discussions with Annaly’s advisors on the financial and contractual terms of their proposal • In the afternoon of 1/11/2013 Lazard spoke to Bank of America (Annaly’s financial advisor) to outline the Committee’s process for pursuing strategic alternatives and invited Annaly to re-bid in advance of a broader marketing process so that the Committee could determine if a preemptive transaction with Annaly could be reached on acceptable terms • On 1/16/2013 Goodwin sent Bank of America and K&L Gates (Annaly’s legal counsel) a markup of Annaly’s merger agreement • On the morning of 1/18/2013 K&L Gates circulated an issues list and participated on a call with Goodwin, Bank of America and Lazard to review open legal contract points • After discussing the merger agreement markup, Bank of America contacted Lazard to present a revised offer of $12.70 per share, as well as Annaly’s position on key provisions of the go-shop including number of days and matching rights • On 1/21/2013 K&L Gates sent a response markup to the merger agreement reflecting Annaly’s revised offer terms • On 1/23/2013 the Committee held a call to review Annaly’s revised offer and determine the terms of a counterproposal • Prior to providing Annaly with pricing feedback, the Committee required Annaly to execute a customary confidentiality agreement • Committee requested a broader standstill prohibiting unsolicited acquisition proposals, to which Annaly was unwilling to agree 5 I TRANSACTION OVERVIEW

HIGHLY CONFIDENTIAL Summary of Transaction Background (cont’d) • On 1/26/2013 Goodwin sent K&L Gates a revised markup of the merger agreement, which counsel continued to negotiate over the ensuing weekend • On the evening of 1/26/2013 K&L Gates provided their comments to the merger agreement markup and on the morning of 1/27/2013 Bank of America called Lazard to respond to the Committee’s counterproposal, increasing their offer to $12.90 per share and agreeing to a pro-rated dividend through closing of the tender offer and a 45-day go-shop period • On the morning of 1/28/2013 the Committee held an update call to review Annaly’s counteroffer and determine a second counterproposal • In addition to price and go-shop provisions, the Committee requested that Annaly reduce the termination fee in the management agreement payable to FIDAC to match the break-up fee in the merger agreement • Following the meeting Lazard called Bank of America to relay the terms of the Committee’s counterproposal • Later in the morning on 1/28/2013 Bank of America called Lazard back to offer $13.00 per share (plus the pro-rated quarterly dividend amount) with matching rights subject to a $0.05 minimum overbid amount • Annaly rejected any changes to the FIDAC termination fee in the management agreement, though any break-up fee and expense reimbursement under the merger agreement would be credited against the FIDAC termination fee • On the morning of 1/29/2013 the Committee held an update call to review Annaly’s latest counteroffer and determined it would counter again on price, the number of matching rights and the minimum overbid amount • After Lazard delivered the counter to Bank of America, on the afternoon of 1/29/2013 Annaly responded that its $13.00 price was its final offer but agreed to limit itself to one matching right at a $0.10 minimum overbid amount 6 I TRANSACTION OVERVIEW

HIGHLY CONFIDENTIAL II CreXus Public Market History

HIGHLY CONFIDENTIAL CreXus Price Performance Since IPO 7 0.00 5.00 10.00 15.00 20.00 $25.00 Sep-09 May-10 Jan-11 Sep-11 May-12 Jan-13 Source: FactSet (1/25/2013). Note: CreXus IPO as of 9/16/2009. (a) Select CreXus Peers include STWD, CLNY, and ARI. (b) Select Legacy REITs include RSO and NRF. II CREXUS PUBLIC MARKET HISTORY $23.32 +59.4% $24.59 +68.1% $14.89 +1.8% $12.53 (14.4%) 3/21/11: CreXus announced 50mm common share follow-on public offering CXS MSCI REIT Select CreXus Peers (a) Select Legacy REITs (b) PRICE PERFORMANCE Since CXS YTD 1-Year 2-Year 3-Year IPO CXS 20.7% 12.6% (5.7%) (9.6%) (14.4%) MSCI REIT 18.0 12.5 22.3 60.6 59.4 CreXus Peers (a) 25.3 19.3 13.9 9.5 1.8 Select Legacy REITs (b) 34.2 31.2 21.7 47.6 68.1

HIGHLY CONFIDENTIAL CreXus Total Return Performance Since IPO 8 0.00 5.00 10.00 15.00 20.00 25.00 30.00 35.00 $40.00 Sep-09 May-10 Jan-11 Sep-11 May-12 Jan-13 II CREXUS PUBLIC MARKET HISTORY +81.3% +160.7% +27.8% +11.0% Source: FactSet (1/25/2013). Note: CreXus IPO as of 9/16/2009. (a) Select CreXus Peers include STWD, CLNY, and ARI. (b) Select Legacy REITs include RSO and NRF. 3/21/11: CreXus announced 50mm common share follow-on public offering TOTAL RETURN Since CXS YTD 1-Year 2-Year 3-Year IPO CXS 34.4% 25.3% 16.7% 17.2% 11.0% MSCI REIT 22.5 16.7 31.6 79.8 81.3 CreXus Peers (a) 35.3 28.9 33.7 37.5 27.8 Select Legacy REITs (b) 51.8 48.4 57.0 114.8 160.7 CXS MSCI REIT Select CreXus Peers (a) Select Legacy REITs (b)

HIGHLY CONFIDENTIAL Market Reaction Since Annaly Offer II CREXUS PUBLIC MARKET HISTORY 9 Source: FactSet (1/25/2013). (a) Comparables reflects the stock prices of STWD, CLNY, ARI, NCT, NRF, RSO and ACRE, weighted by equity market capitalization . Offer Price: $13.00 $12.53 +12.9% (0.9%) Comps (a) +17.1% 11/12/2012 (6:00am): NLY Proposal Stock Price Volume (000’s) 0 5,000 10,000 15,000 20,000 25,000 Volume (000's) CXS Volume 0 5,000 10,000 15,000 20,000 25,000 9.00 10.50 12.00 13.50 15.00 16.50 $18.00 09 Nov 2012 24 Nov 2012 09 Dec 2012 25 Dec 2012 09 Jan 2013 25 Jan 2013 CXS NLY Offer Price Comparables (a)

HIGHLY CONFIDENTIAL Volume Traded at Various Prices II CREXUS PUBLIC MARKET HISTORY 10 Source: FactSet as of 1/25/2013. (a) Public float represents number of shares publicly traded as disclosed by Bloomberg as of 1/25/2013. (b) Public float represents an average of the number of shares publicly traded between 1/1/2011 and 1/25/2013 as disclosed by Bloomberg as of 1/25/2013. (c) Public float represents an average of the number of shares publicly traded between 1/1/2010 and 1/25/2013 as disclosed by Bloomberg as of 1/25/2013. CXS shareholders who purchased since Jan-2012 have an average basis of ~$11.30/share, 15% below Annaly’s $13.00 offer price SINCE JAN 2012 TO DATE Cumulative % 2.3% 17.6% 33.6% 42.8% 60.3% 60.3% 60.3% 100.0% Total Multiple of Float (a) 0.1x 0.4x 0.4x 0.2x 0.5x 0.0x 0.0x 1.1x 2.7x 2.3% 15.3% 16.1% 9.2% 17.5% 0.0% 0.0% 39.7% 20,000 40,000 60,000 80,000 100,000 $9.53 - $9.91 $9.91 - $10.30 $10.30 - $10.68 $10.68 - $11.06 $11.06 - $11.44 $11.44 - $11.83 $11.83 - $12.21 $12.21 - $12.59 Volume (000’s) Total Volume: 182,368,148 Weighted Avg. Price: $11.28 SINCE JAN 2010 TO DATE Cumulative % 3.1% 10.2% 28.5% 51.7% 74.9% 97.5% 99.4% 100.0% Total Multiple of Float (c) 0.3x 0.7x 1.8x 2.2x 2.2x 2.2x 0.2x 0.1x 9.7x 3.1% 7.1% 18.2% 23.2% 23.2% 22.6% 1.9% 0.6% 20,000 40,000 60,000 80,000 100,000 $8.30 - $9.05 $9.05 - $9.79 $9.79 - $10.54 $10.54 - $11.28 $11.28 - $12.03 $12.03 - $12.77 $12.77 - $13.52 $13.52 - $14.26 Volume (000’s) Total Volume: 388,267,591 Weighted Avg. Price: $11.06 SINCE JAN 2011 TO DATE Cumulative % 3.1% 8.5% 20.1% 36.3% 74.9% 79.7% 99.4% 100.0% Total Multiple of Float (b) 0.3x 0.5x 1.1x 1.5x 3.6x 0.4x 1.8x 0.1x 9.2x 3.1% 5.4% 11.6% 16.3% 38.6% 4.8% 19.7% 0.6% 50,000 100,000 150,000 200,000 $8.30 - $8.95 $8.95 - $9.60 $9.60 - $10.24 $10.24 - $10.89 $10.89 - $11.54 $11.54 - $12.19 $12.19 - $12.83 $12.83 - $13.48 Volume (000’s) Total Volume: 371,609,254 Weighted Avg. Price: $11.01

HIGHLY CONFIDENTIAL

CREXUS

II CREXUS PUBLIC MARKET HISTORY

Research Analyst Price Targets

Wall Street Research Analysts' target prices may provide additional context regarding near-term market expectations of CreXus value

RESEARCH SUMMARY

		Recommendation		Price Target		Prem./(Disc.)	EPS		BVPS		DPS		
	Last	Pre-	Post-	Pre-	Post-	to 1/25/2013							
Broker	Report	Proposal	Proposal	Proposal	Proposal	Price	2012E	2013E	2012E	2013E	2012E	2013E	Reported Yield on Assets
JPMorgan	1/15/13	Buy	Hold	$12.00	$12.50	(0.2%)	$0.87	$0.96	$11.93	$11.84	$1.09	0.96	ROA: 7.8% ('12E)
Deutsche Bank	12/19/12	Buy	Hold	12.00	12.50	(0.2%)	0.91	1.13	--	--	1.11	1.06	N/A
Barclays	11/28/12	Hold	Hold	12.00	12.00	(4.2%)	0.92	1.02	11.84	11.94	1.06	0.97	N/A
Ladenburg Thalmann & Co.	11/12/12	Buy	Hold	12.00	--	(4.2%)	0.90	1.05	11.93	12.00	1.11	1.00	N/A
FBR Capital Markets & Co.	11/12/12	Hold	Hold	12.00	12.50	(0.2%)	0.93	0.97	--	--	--	--	N/A
RBC Capital Markets	11/7/12	Buy	--	13.00	--	3.8%	0.89	1.14	11.93	12.03	1.11	1.04	Yield[(a)]: 9.48% ('12E), 10.26% ('13E), 10.04% ('14E)
Keefe Bruyette & Woods	11/6/12	Hold	--	12.00	--	(4.2%)	0.91	0.84	11.94	11.94	1.07	0.84	ROA: 7.33% ('13E), 6.62% ('13E)
Credit Suisse	11/5/12	Buy	--	12.00	--	(4.2%)	0.89	1.10	11.88	11.89	--	--	ROA: 7.0% ('12E), 8.4% ('13E), 8.8% ('14E)
Median				**$12.00**	**$12.50**	**(0.2%)**	**$0.91**	**$1.04**	**$11.93**	**$11.94**	**$1.10**	**$0.99**	
Street Consensus				**12.00**	**12.50**	**(0.2%)**	**0.92**	**1.04**	**11.93**	**11.94**	**1.11**	**1.00**	

Source: Selected equity research and FactSet (1/25/13).
(a) Reflects yield on average earnings assets (including cash).

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HIGHLY CONFIDENTIAL III CreXus Financial Analysis

HIGHLY CONFIDENTIAL Management Status Quo Financial Forecast ($ in thousands, except per share) III CREXUS FINANCIAL ANALYSIS 12 Source: FIDAC, as CreXus manager. Developed in consultation with and approved by the Special Committee. (a) 2012E BVPS reflects add-back of accumulated depreciation. STATUS QUO FINANCIAL FORECAST BUSINESS PLAN FINANCIAL FORECAST 2012E 2013 Projected 2014 Projected 2015 Projected 2013 Projected Income Statement FY 1Q 2Q 3Q 4Q FY 1Q 2Q 3Q 4Q FY 1Q 2Q 3Q 4Q FY Interest Income (net servicing fees) $94,996 $23,398 $21,069 $26,128 $20,194 $91,506 $20,380 $21,299 $21,289 $26,320 $89,992 $20,584 $21,034 $21,252 $24,938 $88,479 Interest Expense (857) (165) (167) (169) (169) (670) (165) (167) (169) (168) (669) (164) (165) (166) (165) (661) Fee Income 768 - - - - - - - - - - - - - - - Leasing Income 2,332 743 743 746 748 2,980 748 748 751 753 3,000 753 753 756 753 3,014 G&A Expenses (20,273) (4,572) (4,576) (4,561) (4,574) (18,283) (4,580) (4,580) (4,579) (4,573) (18,311) (4,582) (4,582) (4,582) (4,582) (18,327) Depreciation (1,150) (183) (183) (183) (183) (733) (183) (183) (183) (183) (733) (183) (183) (183) (183) (733) Net Income $75,816 $19,398 $17,061 $22,150 $16,191 $74,799 $16,373 $17,293 $17,287 $22,325 $73,277 $16,575 $17,024 $17,244 $20,928 $71,771 Shares Outstanding 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 76,631 Estimated Tang. BVPS (a) $11.81 $11.85 $11.88 $11.81 $11.88 $11.88 $11.88 $11.86 $11.86 $11.79 $11.79 $11.86 $11.86 $11.85 $11.80 $11.80 Taxable EPS $0.99 $0.25 $0.22 $0.29 $0.21 $0.98 $0.21 $0.23 $0.23 $0.29 $0.96 $0.22 $0.22 $0.23 $0.27 $0.94 Dividend Distribution 1.18 0.25 0.22 0.29 0.21 0.98 0.21 0.23 0.23 0.29 0.96 0.22 0.22 0.23 0.27 0.94 Dividend Yield 10.0% 8.1% 7.1% 9.2% 6.8% 7.2% 6.8% 7.2% 7.2% 9.3% 7.2% 6.9% 7.1% 7.2% 8.7% 7.2% Core ROE 8.4% 8.5% 7.5% 9.8% 7.1% 6.4% 7.2% 7.6% 7.6% 9.9% 6.4% 7.3% 7.5% 7.6% 9.3% 6.4% Balance Sheet New Assets - $67,000 $67,000 $141,301 $141,301 $196,654 $196,654 $196,654 $196,654 $196,654 $196,654 $196,654 $196,654 Reinvestments - - - - - 20,316 20,316 20,316 20,316 20,316 20,316 20,316 20,316 Property held for investment 33,655 36,962 36,779 36,596 36,412 36,229 36,046 35,862 35,679 35,496 35,312 35,129 34,946 Property held for sale 33,511 24,700 3,800 - - - - - - - - - - Existing Assets 769,591 713,705 714,319 692,752 642,716 642,237 641,808 641,376 613,559 613,149 612,787 612,420 572,644 Cash 123,543 104,014 124,301 75,367 125,403 50,212 50,624 51,039 78,839 79,180 79,446 79,716 119,394 Total Tangible Assets $960,300 $946,382 $946,198 $946,015 $945,832 $945,648 $945,448 $945,248 $945,048 $944,795 $944,516 $944,235 $943,954 Net Working Capital (23,868) (19,398) (17,061) (22,150) (16,191) (16,373) (17,293) (17,287) (22,325) (16,575) (17,024) (17,244) (20,928) Loans on properties 19,150 $19,150 $19,150 $19,150 $19,150 $19,150 $19,133 $19,116 $19,100 $19,030 $18,934 $18,837 $18,739 Participation Sold 13,759 - - - - - - - - - - - - Stockholders' Equity 903,523 907,834 909,988 904,715 910,491 910,126 909,022 908,845 903,623 909,190 908,558 908,154 904,286 Liabilities & Equity (excl. NWC) $936,432 $926,984 $929,138 $923,865 $929,641 $929,276 $928,155 $927,961 $922,723 $928,221 $927,492 $926,991 $923,025 Key Metrics Debt to Equity 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% 2.1% Assets to Debt 5014.6% 4941.9% 4941.0% 4940.0% 4939.1% 4938.1% 4941.4% 4944.7% 4948.0% 4964.6% 4988.5% 5012.7% 5037.4%

HIGHLY CONFIDENTIAL $12.68 $8.44 $15.04 $12.24 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 Summary of CreXus Financial Analysis III CREXUS FINANCIAL ANALYSIS 13 $12.26 $12.10 $14.62 $14.15 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 NLY Offer: $13.00 ASSUMPTIONS / OBSERVATIONS TRADING COMPARABLES • 1.14x median BVPS multiple of selected peers ± 0.1x • 12/31/2012 management estimated tangible BVPS of CXS is $11.81 DISCOUNTED CASH FLOW • Three-year management cash projection discounted to 1/1/2013 • Based on WACC of 7.8% ± 50bps • 1.04x – 1.24x tangible book value multiple at exit TRANSACTION COMPARABLES • There have been no comparable precedent transactions within the past five years • 1.17x median tangible BVPS multiple of selected transactions ± 0.1x CREXUS HISTORICAL HIGH / LOW TANGIBLE BVPS MULTIPLE • Based on CXS high / low P/BVPS since IPO prior to Annaly’s initial offer • Low: 0.71x • High: 1.03x

HIGHLY CONFIDENTIAL

CREXUS | III CREXUS FINANCIAL ANALYSIS

Book Value per Share Analysis

($ in thousands, except per share)

CreXus's preliminary book value per share for FY2012 is $11.81

BOOK VALUE PER SHARE RECONCILIATION TO DRAFT 4Q2012

Tangible Assets	3Q2012	4Q12 Income	Mgmt. Fee	Fundings	Repayments	Part. Sold	3Q Div.	4Q Div.	4Q2012
Cash And Cash Equivalents	$105,575	$30,638		($48,000)	$46,094	$13,759	($24,523)		$123,543
Senior Loans	146,437				(46,094)				100,343
Subordinate Loans	38,837	117							38,954
Mezzanine Loans	546,541	(4,016)		48,000					590,525
Preferred Equity Held For Investment	39,769								39,769
Real Estate Held For Sale	41,514				(8,003)				33,511
Investment in Real Estate, Net	33,926	(271)							33,655
Add Back : Accum. Depreciation	*870*	271							*1,141*
Rents Receivable	221	47							268
Accrued Interest Receivable	5,116	(159)							4,957
Other Assets	5,275	(1,818)							3,457
Total Tangible Assets	**$964,081**	**$24,809**	**-**	**-**	**($8,003)**	**$13,759**	**($24,523)**	**-**	**$970,123**
LESS: Tangible Liabilities									
Mortgages Payable	($19,150)								($19,150)
Accounts Payable And Other Liabilities	(4,864)	268							(4,596)
Dividends Payable	(24,523)						24,523	(24,522)	(24,522)
Investment Mgmt. Fees Payable To Affiliate	(3,450)	3,450	(3,432)						(3,432)
Participation Sold	-					(13,759)			(13,759)
Total Tangible Liabilities	**($51,987)**	**$3,718**	**($3,432)**	**-**	**-**	**($13,759)**	**$24,523**	**($24,522)**	**($65,459)**
EQUALS: Tangible Book Value per Share									
Implied Book Value of Equity	$912,094								$904,664
Fully Diluted Shares Outstanding	76,631								76,631
Implied Tangible Book Value per Share	**$11.90**								**$11.81**

Source: Public filings and Company provided information.

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HIGHLY CONFIDENTIAL

CREXUS

III CREXUS FINANCIAL ANALYSIS

Comparable Company Analysis

($ in millions, except per share)

Current commercial mortgage REIT trading levels imply an equity valuation range between $12.26 and $14.62

- **Range based on median BVPS multiple of selected peers ± 0.1x**

COMPARABLE COMPANY ANALYSIS – CREXUS SELECT PEERS

	Share Price (1/25/2013)	% of 52-Wk High	Dividend Yield	Equity Cap. ($ MMs) (a)	TEV ($ MMs) (b)	Leverage Statistics: Net Debt/ TEV (c)	Leverage Statistics: Net Debt/ EBITDA (d)	Leverage Statistics: Interest Coverage (e)	Price/Earnings: 2013E (f)	Price/Earnings: 2014E (g)	MRQ Price/Book Value (h)
Starwood Property Trust, Inc	$25.41	99.6%	6.9%	$3,438	$4,278	19.5%	2.5x	8.1x	13.6x	12.2x	1.27x
NorthStar Realty Finance Corp.	7.83	96.4%	8.7%	1,105	4,557	75.4%	8.0x	2.2x	7.1x	NA	1.32x
Colony Financial, Inc	21.50	98.2%	6.5%	888	1,203	22.7%	0.2x	8.8x	13.6x	11.1x	1.15x
Resource Capital Corp.	6.21	98.3%	12.9%	625	2,156	71.0%	n/a	n/a	7.9x	NA	1.13x
Apollo Commercial Real Estate Finance, Inc	17.39	95.2%	9.2%	488	625	21.9%	1.1x	4.1x	10.5x	10.1x	1.05x
Ares Commercial Real Estate Corporation	17.26	94.8%	5.8%	160	183	12.5%	n/a	n/a	12.3x	10.4x	0.96x
CreXus Select Peers Totals (i)											
Max		99.6%	12.9%	$3,438	$4,557	75.4%	8.0x	8.8x	13.6x	12.2x	1.32x
Median		**97.3%**	**7.8%**	**757**	**1,679**	**22.3%**	**1.8x**	**6.1x**	**11.4x**	**10.8x**	**1.14x**
Mean		**97.1%**	**8.3%**	**1,117**	**2,167**	**37.2%**	**2.9x**	**5.8x**	**10.8x**	**10.9x**	**1.14x**
Min		94.8%	5.8%	160	183	12.5%	0.2x	2.2x	7.1x	10.1x	0.96x
CreXus Investment Corp.	**$12.53**	**98.7%**	**10.2%**	**$960**	**$874**	**(9.9%)**	***n/a***	***n/a***	**12.2x**	**10.9x**	**1.05x**

ILLUSTRATIVE IMPLIED VALUE PER SHARE

Mgmt. Est. Book Value per Share	$11.81	$11.81	$11.81
x 2012E BVPS Multiple	*1.04x*	*1.14x*	*1.24x*
Illustrative Value per Share	**$12.26**	**$13.44**	**$14.62**
BVPS Multiple Sensitivity	*(0.10x)*	*0.00x*	*+ 0.10x*

Source: *FactSet (prices) and SNL Financial (estimates), as of 1/25/2013.*

Note: Companies ranked by equity market capitalization.

(a) Includes dilutive effect of options.

(b) Includes pro rata share of JV debt.

(c) Represents net debt plus preferred stock at liquidation value.

(d) Based on consolidated net debt and Street consensus forward year EBITDA.

(e) Based on reported interest expense, including capitalized interest, plus preferred dividend payments.

(f) Based off of broker estimates per SNL or annualized EPS data from FactSet for those companies without research estimates.

(g) Companies with NA do not have BV/share research estimates available.

(h) Reflects common shareholders' equity, excluding intangibles and accumulated depreciation and amortization, per fully diluted common share.

(i) Total excludes CXS.

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HIGHLY CONFIDENTIAL Discounted Cash Flow Analysis III CREXUS FINANCIAL ANALYSIS 16 Discounted cash flow analysis using Management projections implies a valuation range between $12.10 and $14.15 • Based on a 7.8% ± 0.5% weighted average cost of capital and 1.04x – 1.24x book value multiple for residual value Source: Public filings and Company provided information. (a) Based on median of current BVPS multiples of STWD, CLNY, ARI, NRF, RSO and ACRE as of 1/25/2013. (b) Assumes mid - quarter convention for discounting purposes. DISCOUNTED CASH FLOW ANALYSIS (figures in thousands, except per share) 2012 (actual through 3Q) 2013E 2014E 2015E Free Cash Flow 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q Interest Income (net of servicing fees) $23,111 $17,564 $26,692 $27,629 $23,398 $21,069 $26,128 $20,194 $20,380 $21,299 $21,289 $26,320 $20,584 $21,034 $21,252 $24,938 Miscelaneous Fee Income 515 127 126 - - - - - - - - - - - - - Leasing Income 712 811 809 - 743 743 746 748 748 748 751 753 753 753 756 753 Management Fee to Affiliates (3,471) (3,426) (3,446) (3,414) (3,404) (3,412) (3,393) (3,414) (3,413) (3,409) (3,408) (3,389) (3,409) (3,407) (3,406) (3,391) G&A (2,710) (1,180) (1,327) 2,116 (1,168) (1,163) (1,168) (1,160) (1,167) (1,171) (1,171) (1,185) (1,172) (1,175) (1,176) (1,191) Unlevered Free Cash Flow from Operations $18,157 $13,896 $22,854 $26,331 $19,569 $17,237 $22,313 $16,367 $16,548 $17,467 $17,462 $22,500 $16,754 $17,205 $17,426 $21,109 Illustrative Terminal Value Book Value of Income Producing Assets - - - - - - - - - - - - - - - $824,560 x Median Price / BV Multiple (a) - - - - - - - - - - - - - - - 1.14x Illustrative Value of Income Producing Assets - - - - - - - - - - - - - - - $938,470 Plus / (Less): Net Working Capital - - - - - - - - - - - - - - - 97,205 Total Enterprise Value - - - - - - - - - - - - - - - $1,035,675 Aggregate Cash Flows $18,157 $13,896 $22,854 $26,331 $19,569 $17,237 $22,313 $16,367 $16,548 $17,467 $17,462 $22,500 $16,754 $17,205 $17,426 $1,056,785 ILLUSTRATIVE IMPLIED VALULATION CF's Discounted to: 1/1/2013 W.A.C.C. 7.8% P.V. of Free CF's (b) $197,515 P.V. of Terminal Val. 826,518 Implied TEV $1,024,032 Less: Mtg. Payable (19,150) Implied Eq. Mkt. Cap. $1,004,882 Shares Outstanding 76,631 Imp. Eq. Val. / Share $13.11 ILLUST. TOTAL ENTERPRISE VALUE ILLUST. IMPLIED EQUITY VALUE PER SHARE Historical Book Value Multiple (a) Historical Book Value Multiple (a) $1,024,032 1.04x 1.09x 1.14x 1.19x 1.24x $13.11 1.04x 1.09x 1.14x 1.19x 1.24x 8.3% $946,368 $978,817 $1,011,266 $1,043,714 $1,076,163 8.3% $12.10 $12.52 $12.95 $13.37 $13.79 8.1% 952,272 984,946 1,017,620 1,050,294 1,082,969 8.1% 12.18 12.60 13.03 13.46 13.88 7.8% 958,228 991,130 $1,024,032 1,056,934 1,089,836 7.8% 12.25 12.68 $13.11 13.54 13.97 7.6% 964,239 997,371 1,030,502 1,063,634 1,096,765 7.6% 12.33 12.77 13.20 13.63 14.06 7.3% 970,304 1,003,668 1,037,031 1,070,395 1,103,758 7.3% 12.41 12.85 13.28 13.72 14.15 Discount Rate Discount Rate

HIGHLY CONFIDENTIAL

CREXUS

III CREXUS FINANCIAL ANALYSIS

Precedent Transaction Analysis

Analysis of precedent corporate transactions implies a valuation range between $12.68 and $15.04

- Based on transactions involving a transfer of control of comparable U.S. based REITs, asset managers or financial institutions
- There have been no comparable precedent transactions within the past five years

PRECEDENT PUBLIC TRANSACTIONS – REITS, ASSET MANAGERS & FINANCIAL INSTITUTIONS

(figures in MMs, except per share)

Date		Involved Parties		Deal		Tgt. Book Val.		BVPS
Announced	Effective	Acquirer	Target	Value	Consid.	Equity	TEV	Mult. (a)
7/12/2003	12/3/2003	American Home Mtg Hldgs Inc	Apex Mortgage Capital Inc	$184	Stock Only	$184	$426	1.08x
10/6/2005	1/18/2006	CDP Capital Financing Inc	CRIIMI MAE Inc	321	Cash Only	321	839	0.89x
5/25/2006	10/2/2006	Accredited Home Lenders Hldg	Aames Investment Corp	334	Cash & Stock	225	4,804	0.89x
6/8/2006	12/11/2006	RAIT Investment Trust	Taberna Realty Finance Trust	596	Stock Only	596	n/a	1.46x
7/11/2006	1/3/2007	Deutsche Bank AG	MortgageIT Holdings Inc	429	Cash Only	429	8,567	1.31x
8/8/2006	12/4/2006	Morgan Stanley	Saxon Capital Inc	706	Cash Only	706	7,432	1.27x
2/16/2007	7/17/2007	Credit-Based Asset Servicing	Fieldstone Investment Corp	188	Cash Only	188	6,096	0.60x
6/4/2007	10/12/2007	Lone Star US Acquisitions LLC	Accredited Home Lenders Hldg	300	Cash Only	298	8,308	1.34x
Select Transaction Comparable Median								**1.17x**

ILLUSTRATIVE IMPLIED VALUE PER SHARE

CreXus Current BVPS	$11.81	$11.81	$11.81
x BVPS Multiple	*1.07x*	*1.17x*	*1.27x*
Illust. Value per Share	**$12.68**	**$13.86**	**$15.04**
BVPS Multiple Sensitivity	*(0.10x)*	*0.00x*	*+ 0.10x*

Source: Securities Data Corporation ("SDC"), public filings and FactSet.

(a) BVPS reflects last reported book value, for the quarter prior to the date of the transaction announcement, adjusted for subsequent dividend payments and collar adjustments.

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HIGHLY CONFIDENTIAL Annaly Offer Relative to Historical CreXus Trading Levels III CREXUS FINANCIAL ANALYSIS 18 Source: SNL and FactSet, as of 1/25/2013. (a) As of 11/9/2012 close, one day prior to Annaly offer announcement. (b) As of 9/17/2009. $13.00 OFFER 1.10x OFFER BOOK PRICE PRICE/BOOK VALUE MULTIPLE CXS SHARE % PREMIUM/ VALUE % PREMIUM/ PRICE (DISCOUNT) MULTIPLE (DISCOUNT) $12.53 3.8% 1.05x 4.9% $12.59 3.3% 1.05x 4.4% 1-DAY $11.10 17.1% 0.94x 17.1% 1-WEEK $11.31 14.9% 0.95x 16.2% 4-WEEK $11.38 14.2% 0.95x 15.7% 6-MONTH $11.38 14.2% 0.95x 15.7% 52-WEEK $11.38 14.2% 0.95x 15.7% ALL-TIME (b) $14.63 (11.1%) 1.03x 6.8% 1/25/2013 CLOSE HIGH SINCE ANNOUNCEMENT PRE-ANNOUNCEMENT PEAK (a) :

HIGHLY CONFIDENTIAL Appendix

HIGHLY CONFIDENTIAL

CREXUS

APPENDIX

Weighted Average Cost of Capital Analysis

CreXus' implied weighted average cost of capital is 7.8%, which is equal to its cost of equity due to lack of leverage

ILLUSTRATIVE CREXUS INVESTMENT CORP. WEIGHTED AVERAGE COST OF CAPITAL ("WACC")

($ in MMs, except per share)

Comparable Companies	Share Price (1/25/2013)	Equity Market Cap	Total Ent. Value	Net Debt + Preferred (a)	(Net Debt + Preferred) / TEV (b)	(Net Debt + Preferred) / Equity	Levered Beta (c)	Effective Tax Rate	Unlevered Beta	Blended Cost of (Debt + Pref.) (d)	Cost of Equity (e)	Weighted Average Cost of Capital
Starwood Property Trust, Inc.	$25.41	$3,438	$4,278	$835	19.5%	24.3%	0.79	-	0.63	3.6%	7.2%	6.5%
NorthStar Realty Finance Corp.	7.83	1,105	4,557	3,437	75.4%	311.1%	1.20	-	0.29	3.1%	9.9%	4.8%
Colony Financial, Inc.	21.50	888	1,203	273	22.7%	30.8%	0.83	-	0.64	8.2%	7.5%	7.6%
Resource Capital Corp.	6.21	625	2,156	1,531	71.0%	244.9%	0.92	-	0.27	1.5%	8.0%	3.4%
Apollo Commercial Real Estate Finance, Inc.	17.39	488	625	137	21.9%	28.1%	0.77	-	0.60	6.1%	7.0%	6.8%
Ares Commercial Real Estate Corporation	17.26	160	183	23	12.5%	14.3%	0.69	-	0.60	5.5%	6.5%	6.4%
Minimum	**$6.21**	**$160**	**$183**	**$23**	**12.5%**	**14.3%**	**0.69**	**-**	**0.27**	**1.5%**	**6.5%**	**3.4%**
Mean	**15.93**	**1,117**	**2,167**	**1,039**	**37.2%**	**108.9%**	**0.87**	**-**	**0.51**	**4.7%**	**7.7%**	**5.9%**
Median	**17.33**	**757**	**1,679**	**554**	**22.3%**	**29.4%**	**0.81**	**-**	**0.60**	**4.5%**	**7.3%**	**6.4%**
Maximum	**25.41**	**3,438**	**4,557**	**3,437**	**75.4%**	**311.1%**	**1.20**	**-**	**0.64**	**8.2%**	**9.9%**	**7.6%**
CreXus Investment Corp. (observed)	**$12.53**	**$960**	**$874**	**($86)**	**(9.9%)**	**(9.0%)**	**0.85**	**-**	**0.85**	**3.5%**	**7.6%**	**7.6%**

CURRENT WACC BUILDUP

COST OF EQUITY

	Rate		Beta		Buildup
Risk Free Rate (f)	1.9%			=	1.9%
Market Risk Premium (g)	6.6%	x	0.60	=	4.0%
Size Premium (h)	1.9%			=	1.9%
Cost of Equity					**7.8%**

WEIGHTED AVERAGE COST OF CAPITAL

	Weight	Cost	Buildup
Cost of Equity	100.0%	7.8%	7.8%
Cost of Debt	-	3.5%	-
Weighted Average Cost of Capital			**7.8%**

WACC AT VARIOUS LEVERAGE LEVELS

Debt / TEV	Debt / Equity	Unlevered Beta (i)	Levering Factor	Relevered Beta (j)	Cost of Debt	Cost of Equity	Wtd. Avg. Cost of Capital
0.0%	**0.0%**	**0.60**	**1.00**	**0.60**	**3.5%**	**7.8%**	**7.8%**
10.0%	11.1%	0.60	1.11	0.67	3.5%	8.3%	7.8%
20.0%	25.0%	0.60	1.25	0.75	3.5%	8.8%	7.8%
30.0%	42.9%	0.60	1.43	0.86	3.5%	9.5%	7.7%
40.0%	66.7%	0.60	1.67	1.00	3.5%	10.5%	7.7%
50.0%	100.0%	0.60	2.00	1.20	3.5%	11.8%	7.7%

KEY FORUMULAS

Levering Factor = $1 + (1-t_c)(D/E)$

$K_e = r_f$ + (Risk Prem. * Beta) + Size Prem.

WACC = $(D/V)(1-t_c)(K_d) + (E/V)K_e$

t_c = Tax Rate

D = Value of Debt

E = Value of Equity

r_f = Risk-Free Rate

Bl = Levered Beta

V = Total Value

Kd = Cost of Debt

Ke = Cost of Equity

Source: Bloomberg, FactSet, Ibbotson and latest available public filings.

(a) Includes preferred stock at liquidation value.
(b) Based on fully diluted equity market cap and book value of debt, as of 1/25/2013.
(c) Equity beta reflects Barra Local Predicted Beta Beta, as of 1/25/2013.
(d) Cost of debt reflects Bloomberg, SNL Financial and public filings, as of 1/25/2013.
(e) Cost of equity = Risk Free Rate + Levered Beta*Risk Premium.
(f) Risk free rate reflects long-term U.S. treasury bond yield, as per Bloomberg, as of 1/25/2013.
(g) Arithmetic average annual return on large company stocks over the return on long-term Treasury bonds, based on Ibbotson.
(h) Reflects "low-cap" size premium for companies between $423MM and $1,621MM of equity market cap, as per Ibbotson.
(i) Unlevered beta = Levered beta / [1 + (Debt/Equity)*(1 - Tax Rate)]. Based off median levered beta from listed peers.
(j) Relevered beta = Unlevered beta * [1 + (Debt/Equity)*(1 - Tax Rate)]. Assumes 0.0% Tax Rate.

19 | LAZARD

HIGHLY CONFIDENTIAL

CREXUS

APPENDIX

Benchmarking CreXus to Select Commercial Mortgage REIT Peers

($ in millions, unless otherwise noted)

	CREXUS	STARWOOD PROPERTY TRUST	Colony Financial, Inc.	APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. (ARI)	NorthStar Realty Finance	RCC Resource Capital Corp.	ARES
COMPANY OVERVIEW							
IPO Date	9/16/2009	8/11/2009	9/23/2009	9/23/2009	10/25/2004	2/6/2006	4/25/2012
Total Return Since IPO	11.0%	61.4%	36.6%	26.1%	122.8%	49.6%	(2.0%)
BV of Assets (3Q2012)	$968	$3,805	$1,188	$684	$5,012	$2,336	$220
Ann'd 3Q2012 G&A (% BV Assets) (a)	2.0%	1.9%	1.8%	2.3%	1.6%	1.3%	3.2%
Lines of Business	• ABS • Portfolio loans • Mortgage loans	• Mortgage loans • ABS • Debt invstmnts.	• ABS • Whole loans	• ABS • Portfolio loans • Mortgage loans	• ABS • Portfolio loans • Whole loans	• ABS • Portfolio loans • Whole loans	• Portfolio loans
Externally / Self-Managed	Externally managed	Externally managed	Externally managed	Externally managed	Self-managed	Externally managed	Externally managed
Sponsor	Annaly Capital Management	Starwood Capital Group	Colony Capital	Apollo Global Management	n/a	Resource America	Ares Management
CAPITALIZATION AND KEY METRICS							
Equity Market Cap.	$960	$3,438	$888	$488	$1,105	$625	$160
Total Enterprise Value	874	4,278	1,203	625	4,557	2,156	183
(Net Debt + Pref) / TEV	(9.9%)	19.5%	22.7%	21.9%	75.4%	71.0%	12.5%
(Net Debt + Pref) / 2012E EBITDA	n/a	4.2x	2.6x	6.8x	11.4x	n/a	2.8x
Dividend Yield	10.2%	6.9%	6.5%	0.1x	8.7%	12.9%	5.8%
PORTFOLIO OVERVIEW (as reported)							
	Sub./Mezz. – 69%	Senior Debt – 32%	Loan Acq. – 51%	Hilton CMBS – 37%	Commercial RE	Commercial RE	Senior Debt – 88%
	Senior Debt – 17%	Sub./Mezz. – 45%	HY Orig. – 24%	Sub. / Mezz. – 32%	Debt – 43%	Loans and Struct.	Sub. / Mezz. – 12%
	Real Estate – 9%	CMBS – 11%	Home	Senior Loans – 17%	Commercial RE	Investments – 32%	
	Pref. Equity – 5%	RMBS – 9%	Rentership – 23%	CMBS AAA – 12%	Securities – 42%	Lev'd Loans – 48%	
		Other – 3%	Other – 2%	Repo Agmnts. – 2%	Net Lease – 15%	Other – 20%	
Total Reported Portfolio (3Q2012)	**Total – $854MM**	**Total – $3.6Bn**	**Total – $960MM**	**Total – $606MM**	**Total – $6.5Bn**	**Total – $2.3Bn**	**Total – $191MM**

Source: Company filings, FactSet and SNL financial, as of 1/25/2013.
(a) Includes general and administrative expenses, management fees (including in the form of equity) and any expenses reimbursed to affiliate.
(b) Wall Street estimates as per SNL Financial, as of 1/25/2013.

20 | LAZARD

HIGHLY CONFIDENTIAL P/BV SUMMARY Since CreXus IPO Select CreXus Peers Since Follow-on Offering through NLY Offer CXS STWD CLNY ARI NRF RSO ACRE PEERS Max 1.03x 1.29x 1.20x 1.09x 1.70x 1.27x 0.97x 1.70x Mean 0.88 1.08 0.98 0.94 0.50 1.01 0.91 0.90 Median 0.88 1.07 0.99 0.95 0.37 1.02 0.91 0.97 Min 0.71 0.85 0.66 0.73 0.17 0.64 0.84 0.17 0.00 0.50 1.00 1.50 2.00x Sep - 09 May - 10 Jan - 11 Sep - 11 May - 12 Jan - 13 CXS STWD CLNY ARI NRF RSO ACRE Historical Price to Book Value 21 Source: FactSet, as of 1/25/2013. Note: Book value per share values reflect MRQ. CreXus data reflects up to Annaly offer. (a) Reflects time period from CreXus IPO (9/16/2009) through 1/25/2013. APPENDIX 11/12/12: Annaly announced all - cash offer to acquire CreXus for $12.50/share

HIGHLY CONFIDENTIAL DIVIDEND YIELD SUMMARY Since CreXus IPO Select CreXus Peers Since Follow-on Offering through NLY Offer CXS STWD CLNY ARI NRF RSO ACRE PEERS Max 14.5% 10.7% 10.9% 13.1% 15.0% 27.7% 6.4% 27.7% Mean 7.2 6.9 5.9 8.2 10.3 16.4 2.5 8.4 Median 8.1 7.6 6.9 9.7 10.2 15.6 1.4 8.6 Min -- -- -- -- 6.6 12.7 -- 6.6 0.0 5.0 10.0 15.0 20.0 25.0 30.0% Sep - 09 May - 10 Jan - 11 Sep - 11 May - 12 Jan - 13 CXS STWD CLNY ARI NRF RSO ACRE Historical Dividend Yields 22 Source: FactSet, as of 1/25/2013. Note: CreXus data reflects up to Annaly offer. (a) Reflects time period from CreXus IPO (9/16/2009) through 1/25/2013. (b) Reflects inputs from enclosed DCF analysis and 2016E dividend, as per Company provided materials. (c) Reflects median of historical BVPS multiple of STWD, CLNY, ARI, NRF, RSO and ACRE, as per historical trading values since CXS IPO (9/16/2009). APPENDIX 11/12/12: Annaly announced all - cash offer to acquire CreXus for $12.50/share